SUB-ITEM 77Q2: Section 16(a) Beneficial Ownership Reporting Compliance

Yaroslaw Aranowicz: A Form 3 was not timely filed to report his appointment as Chief Investment Officer of the Fund on January 17, 2003. A Form 3 was filed on June 5, 2003 to report this event.

Enrique R. Arzac: A Form 4 was not timely filed to report the purchase of Fund shares by the Fund's transfer agent on the director's behalf on December 18, 2002.
A Form 4 was filed on December 23, 2002 to report this event.

George W. Landau: A Form 4 was not timely filed to report the purchase of Fund shares by the Fund's transfer agent on the director's behalf on December 18, 2002.
A Form 4 was filed on December 23, 2002 to report this event.

Martin M. Torino: A Form 4 was not timely filed to report the purchase of Fund shares by the Fund's transfer agent on the director's behalf on December 18, 2002.
A Form 4 was filed on December 23, 2002 to report this event.